Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 30, 2015
(218) 628-2217

IKONICS REPORTS EARNINGS FOR FIRST QUARTER OF 2015

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, reported sales of $3,598,000 for the first quarter of 2015, a 19% drop over the same quarter of 2014. The Company incurred a net loss of $229,000, or $0.11 per diluted share, compared to a profit of $0.10 per diluted share for the first quarter of 2014.

Bill Ulland, Ikonics’ CEO, said that a confluence of events, some unique and one ongoing, affected these results:

•                  The first quarter of 2014 benefited substantially from an initial stocking order of $569,000 for high-margin Ikonics Imaging product. Although sales continue to this customer, repeat orders of that magnitude did not occur in the first quarter of 2015.

•                  We experienced unusually high employee medical expenses of over $200,000 in the first quarter of 2015, which was more than 50% higher than what Ikonics usually incurs each quarter.  Ikonics self-insures up to a specified amount before our stop loss insurance kicks in.

•                  The delayed startup of a significant new customer impacted Domestic Chromaline sales for the quarter.

•                  The strong U.S. dollar had a negative impact on sales and margins for our export business—as it did for many other export industries.  “I don’t see any evidence of this trend abating soon,” Ulland said.

“The challenging first quarter had a bright spot,” he said. “Our AMS aerospace business experienced a 21% increase over the first quarter of last year, and we are planning for some important new business. We have achieved approved vendor status in the supply chain for four new commercial jets, and we have quotes outstanding for several millions of dollars of additional aerospace work for the next two to four years.  We do not expect to get all this business, but these requests for quotes were unsolicited and we believe reflect our reputation in the aerospace industry as a high quality and reliable supplier.”

“Further securing our future, we are now being specified in on major programs and, although that is no guarantee of continued business, once a supplier is specified it is usually for the long term and these projects are expected to run for several years.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, capital expenditures, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, domestic and global economic conditions, changes in credit and capital markets, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three Months Ended March 31, 2015 and 2014

	Three Months Ended
	3/31/15	3/31/14

Net sales	$3,597,889	$4,464,577

Cost of goods sold	2,497,214	2,705,424

Gross profit	1,100,675	1,759,153

Operating expenses	1,571,441	1,443,980

Income (loss) from operations	(470,766)	315,173

Other	1,696	1,958

Income (loss) before income taxes	(469,070)	317,131

Income tax expense (benefit)	(240,123)	112,216

Net income (loss)	$(228,947)	$204,915

Earnings (loss) per common share-diluted	$(0.11)	$0.10

Average shares outstanding- diluted	2,018,253	2,015,992

Condensed Balance Sheets

As of March 31, 2015 and December 31, 2014

	3/31/15	12/31/14
	(unaudited)
Assets
Current assets	$9,151,714	$8,857,243
Property, plant and equipment, net	5,632,072	5,416,848
Intangible assets, net	365,424	353,871
	$15,149,210	$14,627,962
Liabilities and Stockholders’ Equity
Current liabilities	$1,489,914	$744,497
Deferred income taxes	545,000	545,000
Long term debt	—	—
Stockholders’ equity	13,114,296	13,338,465
	$15,149,210	$14,627,962

CONDENSED STATEMENTS OF CASH FLOW (unaudited)

For the Three Months Ended March 31, 2015 and 2014

	3/31/15	3/31/14

Net cash provided by operating activities	$491,129	$353,997

Net cash provided by (used in) investing activities	(489,063)	71,898

Net cash provided by financing activities	—	13,050

Net increase in cash and cash equivalents	2,066	438,945

Cash and cash equivalents at beginning of period	1,936,214	1,704,300

Cash and cash equivalents at end of period	$1,938,280	$2,143,245